Exhibit 4.2

January 14, 2019

                                Re: Forward Industries, Inc.

Ladies and Gentlemen,

                I am writing to you and confirming that, subject to the approval of the Board of Directors of Forward Industries, Inc., I hereby agree to extend the maturity date of my $1.6 million promissory note issued by the Company to Forward Industries (Asia-Pacific) Corporation from January 18, 2019 to April 18, 2019.   If you are agreeable, please sign below.

Sincerely yours,

By: /s/ Terence Wise
Terence Wise, Principal of Forward Industries (Asia-Pacific) Corporation

Accepted by:

By: /s/ Michael Matte

       Michael Matte, Chief Financial Officer of Forward Industries, Inc.